                                                              EXHIBIT (a)(1)(A)

                          INDEPENDENCE HOLDING COMPANY

                           OFFER TO PURCHASE FOR CASH
                       100,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $16.75
                              NOR LESS THAN $15.00

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
  5:00 P.M., EASTERN TIME, ON AUGUST 23, 2001, UNLESS THE
  OFFER IS EXTENDED.

Independence Holding Company, a Delaware corporation ('IHC' or the 'Company'), invites its shareholders to tender your shares of its Common Stock, par value $1.00 per share (the 'Shares'), to IHC at a price not greater than $16.75 nor less than $15.00 per share (in $0.25 increments). Your tenders must be on the terms and subject to the conditions set forth in this document and the related Letter of Transmittal. These documents together constitute the 'Offer.'

Under the 'Modified Dutch Auction' procedure, IHC will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $16.75 nor less than $15.00 per share), net to the seller in cash, without interest (the 'Purchase Price'), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. IHC will select the lowest Purchase Price that will allow it to buy 100,000 shares of its Common Stock validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $16.75 nor less than $15.00). Under this procedure, IHC will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to odd lot and proration. IHC reserves the right, in its sole discretion, to purchase more than 100,000 Shares pursuant to the Offer up to a maximum of 100,000 additional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer. IHC will purchase all of the Shares validly tendered by a shareholder who owns beneficially or of record less than 100 Shares, if the shareholder tenders all of the Shares at or below the Purchase Price before the Offer expires and completes the section entitled 'Odd Lots' in the Letter of Transmittal.

The Offer will expire at 5:00 p.m., Eastern time, on August 23, 2001 unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the 'Expiration Date'). The Offer is not conditioned on any minimum aggregate amount of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 6. IHC's obligations in respect of the Offer are conditioned on the satisfaction of the conditions set forth herein. Your tender of Common Stock may be withdrawn at any time on or prior to the Expiration Date.

The Shares are traded on the NASDAQ Stock Market under the symbol 'INHO'. On July 13, 2001, the last full trading day before IHC's preliminary announcement of the Offer, the last reported sale price of the Shares was $15.00 per Share. IHC urges you to obtain current market quotations for the Shares. See Section 7.

IHC'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER IHC NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER IHC'S REASONS FOR MAKING THIS OFFER. NEITHER GENEVE CORPORATION (WHICH OWNS 56% OF THE OUTSTANDING SHARES) NOR ANY OF IHC'S DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY OF THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to EquiServe (the 'Depositary'), and either mail or deliver such shareholder's certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    If you wish to maximize the chance that your Shares will be purchased at the Purchase Price determined by IHC, you should check the box in the Letter of Transmittal indicating that you will accept the Purchase Price determined by IHC. Note that this election could result in your Shares being purchased at the minimum price of $15.00 per Share.

    Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained through IHC's Website (WWW.INDEPENDENCEHOLDING.COM). Additional copies and questions and requests for assistance may also be directed to IHC or the Depositary at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    IHC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. IHC HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY IHC.





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                               TABLE OF CONTENTS

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SECTION
Summary of Terms............................................    1
Forward Looking Statements..................................    5
Introduction................................................    5
The Offer...................................................    6
     1. Number of Shares; Proration.........................    6
     2. Purpose of the Offer; Material Effects of the
        Offer...............................................    8
     3. Procedure for Tendering Shares......................   10
          Proper Tender of Shares...........................   10
          Signature Guarantees and Method of Delivery.......   10
          Book-Entry Delivery...............................   11
          Guaranteed Delivery...............................   11
          Determinations of Validity: Rejection of Shares;
            Waiver of Defects; No Obligation to Give Notice
            of Defects......................................   11
          United States Federal Income Tax Withholding......   11
     4. Withdrawal Rights...................................   12
     5. Purchase of Shares and Payment of Purchase Price....   12
     6. Certain Conditions of the Offer.....................   13
     7. Price Range of Shares...............................   15
     8. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the
        Shares..............................................   15
     9. Source and Amount of Funds..........................   16
    10. Certain Information About the Company...............   16
          Summary Historical Financial Information..........   16
    11. Certain Effects of the Offer........................   21
    12. Certain Legal Matters; Regulatory and Foreign
        Approvals...........................................   21
    13. Certain United States Federal Income Tax
        Consequences........................................   22
    14. Extension of the Offer; Termination; Amendments.....   23
    15. Fees and Expenses...................................   24
    16. Miscellaneous.......................................   24
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                                SUMMARY OF TERMS

    IHC is providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the Offer to the same extent described in this document. IHC urges you to read the entire document and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, references to the sections of this document where you will find a more complete discussion have been included.

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Who is offering to purchase my Shares?.......  Independence Holding Company, a Delaware corporation
                                               ('IHC' or the 'Company'), is offering to purchase
                                               your shares of Common Stock (the 'Shares'). The
                                               Shares may also have any of the following names:
                                               Stamford Capital Group, Inc., Independence Mortgage
                                               Trust or USF Investors.

What will the Purchase Price for the Shares
  be and what will be the form of payment?...  IHC is conducting the Offer through a procedure commonly called a 'Modified Dutch Auction.' This
                                               procedure allows you to select the price (in $0.25
                                               increments) within a price range specified by IHC at
                                               which you are willing to sell your Shares. The price
                                               range for this Offer is $15.00 to $16.75 per Share.
                                               IHC will determine the lowest single purchase price
                                               that will allow it to purchase 100,000 Shares, or if
                                               fewer Shares are tendered, all Shares that are
                                               properly tendered and not withdrawn. All Shares
                                               purchased will be purchased at the same price (the
                                               'Purchase Price') even if you have selected a lower
                                               price, but IHC will not purchase any Shares above the
                                               Purchase Price. If you wish to maximize the chance
                                               that your Shares will be purchased, you should check
                                               the box in the Letter of Transmittal indicating that
                                               you will accept the Purchase Price determined by IHC.
                                               You should understand that this election could result
                                               in your Shares being purchased at a minimum price of
                                               $15.00 per Share. If your Shares are purchased in the
                                               Offer, you will be paid the Purchase Price, in cash,
                                               without interest as soon as practicable after the
                                               expiration of the Offer period.

How many Shares will IHC purchase?...........  IHC will purchase 100,000 Shares in the Offer. IHC has the right to purchase up to 100,000 additional
                                               Shares. If more Shares are tendered than the
                                               aggregate Purchase Price determined by the Board of
                                               Directors, then all Shares tendered at or below the
                                               Purchase Price will be purchased on a pro rata basis,
                                               except for 'odd lots' (lots held by owners of less
                                               than 100 Shares), which will be purchased on a
                                               priority basis. The Offer is not conditioned on any
                                               minimum number of Shares being tendered by
                                               shareholders. See Section 1.

How will IHC pay for the Shares?.............  IHC intends to utilize available cash, cash equivalents and securities held for sale.

How long do I have to tender my Shares?......  You may tender your Shares until the Offer expires on
                                               August 23, 2001, at 5:00 p.m., Eastern time, unless
                                               IHC
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                                               extends the Offer. IHC may choose to extend the Offer
                                               at any time. IHC cannot assure you, however, that it
                                               will extend the Offer or, if extended, for how long.
                                               See Sections 1 and 14.

How will I be notified if IHC extends the
  Offer?.....................................  If the Offer is extended, IHC will make a public announcement of the extension no later than
                                               9:00 a.m., Eastern time, on the first business day
                                               after the Expiration Date. See Section 14.

Are there any conditions to the Offer?.......  IHC's obligation to accept and pay for your tendered
                                               Shares depends upon a number of conditions,
                                               including:

                                                 No significant decrease in the price of equity
                                                 securities generally and no adverse changes in the
                                                 U.S. stock markets or credit markets shall have
                                                 occurred during the Offer.

                                                 No legal action shall have been threatened, pending
                                                 or taken, that might adversely affect the Offer.

                                                 No one shall have proposed, announced or made a
                                                 tender or exchange offer (other than this Offer),
                                                 merger, business combination or other similar
                                                 transaction involving IHC.

                                                 No material change in the business, condition
                                                 (financial or otherwise), assets, income,
                                                 operations, prospects or stock ownership of IHC
                                                 shall have occurred during this Offer.

                                               For more information on conditions to the Offer. See
                                               Section 6.

How do I tender my Shares?...................  To tender your Shares, prior to 5:00 p.m., Eastern time, on August 23, 2001, unless the Offer is
                                               extended:

                                                 You must deliver your share certificate(s) and a
                                                 properly completed and duly executed Letter of
                                                 Transmittal to the Depositary at the address
                                                 appearing on the back cover page of this document,
                                                 or

                                                 The Depositary must receive a confirmation of
                                                 receipt of your Shares by book-entry transfer and a
                                                 properly completed and duly executed Letter of
                                                 Transmittal or the other documents described in
                                                 this Offer to Purchase; or

                                                 You must comply with the guaranteed delivery
                                                 procedure outlined in Section 3.

                                               You may also contact IHC or your broker for
                                               assistance. The contact information for IHC is set
                                               forth on the back cover page of this document. See
                                               Section 3 and the instructions to the Letter of
                                               Transmittal.

Once I have tendered Shares in the Offer, can
  I withdraw my tendered Shares?.............  You may withdraw your tendered Shares at any time before 5:00 p.m., Eastern time, on August 23, 2001,
                                               unless IHC
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                                               extends the Offer, in which case you can withdraw
                                               your Shares until the expiration of the Offer as
                                               extended. If IHC has not accepted for payment the
                                               Shares you have tendered to it, you may also withdraw
                                               your Shares at any time after 5:00 p.m., Eastern
                                               time, on August 23, 2001. See Section 4.

How do I withdraw Shares I previously
  tendered?..................................  You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to
                                               the Depositary at the address appearing on the back
                                               cover page of this document. Your notice of
                                               withdrawal must specify your name, the number of
                                               Shares to be withdrawn and the name of the registered
                                               holder of the Shares. Some additional requirements
                                               apply if the certificates for Shares to be withdrawn
                                               have been delivered to the Depositary or if your
                                               Shares have been tendered under the procedure for
                                               book-entry transfer set forth in Section 3. See
                                               Section 4.

In what order will tendered Shares be
  purchased?.................................  First, IHC will purchase Shares from all holders of
                                               'odd lots' of less than 100 Shares who properly
                                               tender all of their Shares at or below the Purchase
                                               Price. Second, after purchasing all Shares from the
                                               'odd lot' holders, IHC will purchase Shares from all
                                               other shareholders who properly tender Shares at or
                                               below the Purchase Price on a pro rata basis.
                                               Therefore, all of the Shares that you tender in the
                                               Offer may not be purchased even if they are tendered
                                               at or below the Purchase Price. See Section 1.

If I decide not to tender, how will the Offer
  affect my Shares?..........................  Shareholders who choose not to tender will own a greater percentage interest in IHC's outstanding
                                               Common Stock following the Offer.

What do IHC and its Board of Directors think
  of the Offer?..............................  IHC's Board of Directors has approved this Offer.
                                               However, neither IHC nor its Board of Directors is
                                               making any recommendation about whether you should
                                               tender or refrain from tendering your Shares or a
                                               what purchase price you should choose to tender your
                                               Shares. You must decide whether to tender your Shares
                                               and, if so, how many Shares to tender and the price
                                               or prices at which you will tender them. You should
                                               discuss whether to tender your Shares with your
                                               broker or other financial advisor. See Section 2.

Will Geneve Corporation, which owns 56% of
  the common stock, or IHC's directors and
  officers tender Shares in the Offer?.......  No

When will IHC pay me for the Shares I
  tender?....................................  IHC will pay the Purchase Price, in cash, without interest, for the Shares purchased as promptly as
                                               practicable after the expiration of the Offer and the
                                               acceptance of the Shares for payment. See Sections 1
                                               and 5.
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What is the recent market price of my IHC
  Shares?....................................  On July 13, 2001, the last full trading day before the preliminary announcement of the Offer, the last
                                               reported sale price per Share of the Shares on the
                                               NASDAQ Stock Market was $15.00. You are urged to
                                               obtain current market quotations for your Shares.

Will I have to pay brokerage commission if I
  tender my Shares?..........................  If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not
                                               incur any brokerage commission. If you hold Shares
                                               through a broker or bank, we urge you to consult your
                                               broker or bank to determine whether transaction costs
                                               are applicable. See the Instructions and Section 3.

What are the United States Federal Income Tax
  consequences if I tender my Shares?........  Generally, you will be subject to U.S. federal income taxation when you receive cash in exchange for the
                                               Shares you tender. In addition, the receipt of cash
                                               for your tendered Shares will be treated either as
                                               (1) a sale or exchange eligible for capital gains
                                               treatment; or (2) a dividend subject to ordinary
                                               income tax rates. See Section 13.

Will I have to pay stock transfer tax if I
  tender my Shares?..........................  If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Shares to
                                               the registered holder, you will not incur any stock
                                               transfer tax. See Section 5.
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                                       4

                         FORWARDING LOOKING STATEMENTS

    This Offer to Purchase and the documents incorporated by reference contain certain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as 'believes,' 'expects,' 'anticipates,' 'intends,' 'plans,' 'estimates,' 'may' and 'should'. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to, factors discussed in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                                  INTRODUCTION

    Independence Holding Company, a Delaware corporation ('IHC' or the 'Company'), invites its shareholders to tender your Shares of Common Stock, par value $1.00 per share (the 'Shares'), to IHC at a price not greater than $16.75 nor less than $15.00 per share (in $0.25 increments). Your tenders must be made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute the 'Offer.'

    Under the 'Modified Dutch Auction' procedure, IHC will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $16.75 nor less than $15.00 per share), net to the seller in cash, without interest (the 'Purchase Price'), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. IHC will select the lowest Purchase Price that will allow it to buy 100,000 shares of its Common Stock validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $16.75 nor less than $15.00). Under this procedure, IHC will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to odd lot and proration. IHC reserves the right, in its sole discretion, to purchase more than 100,000 Shares pursuant to the Offer up to a maximum of 100,000 additional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer. IHC will purchase all of the Shares validly tendered by a shareholder who owns beneficially or of record less than 100 Shares, if the shareholder tenders all of the Shares at or below the Purchase Price before the Offer expires and completes the section entitled 'Odd Lots' in the Letter of Transmittal.

    This Offer will expire at 5:00 p.m., Eastern time, on August 23, 2001 unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the 'Expiration Date'). The Offer is not conditioned on any minimum aggregate amount of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 6. IHC's obligations in respect of the Offer are conditioned on the satisfaction of the conditions set forth herein. Your tender of Common Stock may be withdrawn at any time on or prior to the Expiration Date.

    Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the 'odd lot' priority and proration provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares sought are tendered. IHC will return Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration as promptly as practicable following the Expiration Date. See Section 3.

    IHC's Board of Directors has approved this Offer. However, neither IHC nor its Board of Directors is making any recommendation whether you should tender or refrain from tendering your Shares or at what purchase price you should choose to tender your Shares. You must make your own decision whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider IHC's reasons for making this Offer and other available information about IHC. See Section 2. Neither Geneve Corporation, which owns 56% of our outstanding Shares, nor any of IHC's directors or executive officers intends to tender any of their Shares in the Offer.

    If at the expiration of the Offer, more Shares than IHC determines to purchase are properly tendered at or below the Purchase Price and not properly withdrawn, IHC will buy Shares:

     First, from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price, and

     Second, on a pro rata basis from all other shareholders who properly tender all their Shares at or below the Purchase Price, and

     Then, as to holders who have tendered less than all Shares owned or who have conditioned their tender upon the purchase of all or a specified number of Shares tendered, by random lot giving effect to such conditions or partial tender.

    See Section 1 and Section 5 for additional information concerning priorities and proration procedures.

    The Purchase Price will be paid net to the tendering shareholder in cash, without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on IHC's purchase of Shares in the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and not directly to the Depositary. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8 BEN obtained from the Depository may be subject to required United States federal income tax backup withholding equal to 30.5% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the Offer. See Section 3.

    As of July 20, 2001, IHC had 7,985,595 issued and outstanding Shares, and 795,400 Shares reserved for issuance upon exercise of outstanding stock options under its stock option plan. The Shares are traded on the NASDAQ Stock Market under the symbol 'INHO'. On July 13, 2001, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $15.00. Shareholders are urged to obtain current market quotations for the Shares. See Section 7.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 100,000 Shares or such lesser number as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 4) at prices not in excess of $16.75 nor less than $15.00 per Share, net to the seller in cash, without interest thereon.

    Under the 'Modified Dutch Auction' procedure, IHC will determine a single per share price (not greater than $16.75 nor less than $15.00 per share), net to the seller in cash, without interest (the 'Purchase Price'), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. IHC will select the lowest Purchase Price that will allow it to buy 100,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $16.75 nor less than $15.00). Under this procedure, IHC will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to odd lot and proration. IHC reserves the right, in its sole discretion, to purchase more than 100,000 Shares, up to a maximum of 100,000 additional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer.

    If you own beneficially or of record less than 100 shares of Common Stock, tender all of them at or below the Purchase Price before the Offer expires and complete the section entitled 'Odd Lots' in the Letter of Transmittal, IHC will purchase all of your Shares without subjecting them to the proration procedure. See Section 1. If, by the Expiration Date, more than 100,000 Shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of Shares as IHC may elect to purchase), IHC will purchase Shares first from all Odd Lot Holders (as defined below) who validly tender all of their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price.

    The term 'Expiration Date' means 5:00 p.m., Eastern time, on August 23, 2001 unless and until IHC, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term 'Expiration Date' shall refer to the latest time and date at which the Offer, as so extended by IHC, will expire. See Section 14 for a description of IHC's right to extend, delay, terminate or amend the Offer. If (a) IHC increases the price to be paid for Common Stock above $16.75 per share or decreases the price to be paid for Common Stock below $15.00 per share, or increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Common Stock, or decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

    If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 100,000 (or such greater number of Shares as IHC may elect to purchase pursuant to the Offer), IHC will, upon the terms and subject to the conditions of the Offer, purchase all Common Stock so tendered at the Purchase Price.

    The Offer is not conditioned on the tender of any minimum number of Shares, but is subject to other conditions. See Section 6.

    PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more 100,000 Shares (or such greater number of Shares as IHC may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, IHC will purchase properly tendered Common Stock on the basis set forth below:

    (a) first, IHC will purchase all Common Stock properly tendered and not properly withdrawn before the Expiration Date by any Odd Lot Holder (as defined below) who:

        (1) tenders all Common Stock owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all the Common Stock owned by such Odd Lot Holder will not qualify for this preference); and

        (2) completes the section entitled 'Odd Lots' in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

    (b) second, after the purchase of all of the foregoing Shares, IHC will purchase all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

    ODD LOTS. For purposes of the Offer, the term 'Odd Lots' shall mean all Common Stock properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an 'Odd Lot Holder') who owns beneficially or of record an aggregate of fewer than 100 shares of Common Stock and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Common Stock in its name and tenders its Common Stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Common Stock. Any shareholder wishing to tender all of such shareholders' Common Stock pursuant to the Offer should complete the Section entitled 'Odd Lots' in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    As of June 22, 2001, based upon data by independent shareholder communication services and the transfer agent for IHC Common Stock, there were 2,545 holders of record of Common Stock. Of these holders of record, 1,846 held individually fewer than 100 shares and held in the aggregate 59,723 shares. Because of the number of Shares held in the names of brokers and nominees, IHC is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

    IHC also reserves the right, but will not be obligated, to purchase all Common Stock duly tendered by any shareholder who tenders any Common Stock beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If IHC exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

    PRORATION. If proration of tendered Shares is required, IHC will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Common Stock, other than Odd Lot Holders, shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, IHC does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from IHC and may be able to obtain such information from their brokers.

    As described in Section 13, the number of Shares that IHC will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Common Stock and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on IHC shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

2. PURPOSE OF THE OFFER; MATERIAL EFFECTS OF THE OFFER.

    IHC believes that there has been limited liquidity in the marketplace for its stock and small purchases or sales can cause significant fluctuations in its stock price. In 1991, the Company introduced a repurchase program to repurchase Shares. To date, the Company has repurchased approximately 2,466,000 Shares for a total purchase price of approximately $15,166,000. Such purchases have had a positive effect on book value per share and have provided added liquidity to the Company's shareholders. The Offer will permit shareholders who want to sell their stock to do so in a more liquid and stable market. IHC believes it has adequate sources of capital to complete the Shares repurchase and pursue business opportunities.

    The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price (not in excess of $16.75 nor less than $15.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, where Shares are tendered by the registered owner thereof directly to the Depositary, to sell those Shares for cash without the usual transaction costs associated with open market sales. Shareholders, however, may incur fees associated with the tendering of Shares in custodial or other beneficiary accounts. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a NASDAQ transaction. To the extent the purchase of Shares in the Offer results in a reduction in the number of Odd Lot Holders, the cost to IHC for services to such Odd Lot Holders will be eliminated.

    The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in IHC. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in IHC, subject to IHC's right to issue additional Shares of and other equity securities in the future and will continue to participate in the risks and rewards associated with owning IHC Common Stock. See Section 9.

    Shareholder may be able to sell non-tendered Shares in the future on the NASDAQ Stock Market or otherwise, including in connection with a sale of IHC, at a net price higher than the Purchase Price. IHC gives no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future. After termination of the Offer, and subject to applicable law, IHC may continue to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise.

    Any future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), prohibits IHC and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Future purchases whether pursuant to this open market purchase program or otherwise may be on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Any future purchases by IHC will depend on many factors, including the market price of the Shares, the results of this Offer, IHC's business and financial position and general economic and market conditions.

    The Common Stock IHC acquires pursuant to the Offer will be held as Treasury Shares and will be available for IHC to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on the NASDAQ Stock Market or any other securities exchange on which the Common Stock may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in IHC's business, and the satisfaction of obligations under existing or future employee benefit plans. IHC has no current plans for the issuance of Shares repurchased pursuant to the Offer by IHC.

    Except as disclosed in this Offer to Purchase, IHC has no plans, proposals or negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving IHC or any of its subsidiaries; (b) any purchase, sale or transfer of a material amount of assets of IHC or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of IHC;
(d) any change in the present Board of Directors or management of IHC, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board; (e) any other material change in IHC's corporate structure or business; (f) any class of equity securities of IHC being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotations system operated by a national securities association; (g) any class of equity securities of IHC becoming eligible for termination of registration under
Section 12(g) (4) of the Exchange Act; (h) the suspension of IHC's obligation to file reports under Section 15(d) of the Exchange Act; (i) the acquisition by an person of additional securities of IHC or the disposition of securities of IHC; or (j) any change in IHC's Articles of Incorporation, Bylaws or other governing instruments or other actions which could impede the acquisition of control of IHC.

    NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND IF SO, HOW MANY SHARES TO TENDER.

3. PROCEDURE FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the
Offer:

    (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

    (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below:

    In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares pursuant to the Offer must properly indicate in the section captioned 'Price (in Dollars) Per Share at Which Shares are Being Tendered' on the Letter of Transmittal the price (in $0.25 increments) at which Shares are being tendered. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. To tender Shares properly, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

    In addition, Odd Lot Holders who tender all Shares must complete the section captioned 'Odd Lots' in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

    Shareholders who hold Common Stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the stock certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered owner, then the tendered stock certificates must be endorsed or accompanied by appropriate powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, overnight courier, telegram, or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a guarantee by an Eligible Institution in the form set forth in such Notice; and

    (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three (3) NASDAQ trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

    DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares it determines not to be in proper form or the acceptance of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

    UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup United States federal income tax withholding equal to 30.5% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders who are individuals must submit Form W-8BEN in order to avoid backup withholding.

    Each shareholder should consult his or her own tax advisor as to whether such shareholder is subject to or exempt from United States federal income tax withholding.

    For a discussion of certain other United States federal income tax consequences to tendering shareholders, See Section 13.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company by August 23, 2001 may also be withdrawn after 5:00 p.m., Eastern time, on such date.

    For a withdrawal to be effective, the Depositary must receive on a timely basis (at its address set forth on the back cover of this Offer to Purchase) a written, telegraphic, or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered before the Expiration Date by again following any of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, as promptly as practicable (subject to possible delay in the event of proration following the Expiration Date), (a) the Purchase Price will be determined, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (B) IHC will accept for payment and pay for (and thereby purchase) Common Stock properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date. For purposes of the Offer, IHC will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Common Stock for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, IHC will accept for payment and pay a single per share Purchase Price for 100,000 shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of shares as are properly tendered, at prices not in excess of $16.75 nor less than $15.00 per Share and not properly withdrawn as permitted in Section 4.

    IHC will pay for the Common Stock purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from IHC and transmitting payment to the tendering shareholders.

    In the event of proration, IHC will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, IHC does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven (7) business days after the Expiration Date. Certificates for all

Common Stock tendered and not purchased, and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at IHC's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by IHC by reason of any delay in making payment. In addition, if certain events occur, IHC may not be obligated to purchase Common Stock pursuant to the Offer. See Section 6.

    The Company will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, if payment of the Purchase Price is to be made to any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE 30.5% OF THE GROSS PROCEEDS PAID TO ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 BEN OBTAINABLE FROM THE DEPOSITARY). SEE SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act (see Section 14), if at any time on or after July 26, 2001 and before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which: (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

    (b) there shall have been any action threatened, or pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (1) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (2) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (3) materially impair the contemplated benefits of the Offer to the Company; or (4) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

    (c) there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States; (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
(3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
(4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally of the Company and its subsidiaries, taken as a whole, or the ownership of or in trading the Shares or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer; or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or
(7) any decline in the NASDAQ Stock Market (US) Index, the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on July 26, 2001; or

    (d) any change shall have occurred or be threatened in the business, condition (financial or otherwise), assets, income, operations, prospects or ability to obtain financing generally of the Company and its subsidiaries taken as a whole, or the ownership of or trading in the Shares or the Shares which, in the Company's sole judgment, is or may be material to the Company; or

    (e) a tender or exchange offer for any or all of the Shares (other than the Offer) or any merger, business combination or other similar transaction with or involving the Company or any subsidiary shall have been proposed, announced or made by any person; or

    (f) IHC determines that the completion of the Offer and the purchase of the Common Stock may cause the Shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

    THE FOREGOING CONDITIONS ARE FOR THE COMPANY'S SOLE BENEFIT AND MAY BE ASSERTED BY THE COMPANY REGARDLESS OF THE CIRCUMSTANCES GIVING RISE TO ANY SUCH CONDITION (INCLUDING ANY ACTION OR INACTION BY THE COMPANY), AND ANY SUCH CONDITION MAY BE WAIVED BY THE COMPANY IN WHOLE OR IN PART, AT ANY TIME AND FROM TIME TO TIME IN ITS SOLE DISCRETION. THE COMPANY'S FAILURE AT ANY TIME TO EXERCISE ANY OF THE FOREGOING RIGHTS SHALL NOT BE DEEMED A WAIVER OF ANY SUCH RIGHT; THE WAIVER OF ANY SUCH RIGHT WITH RESPECT TO PARTICULAR FACTS AND CIRCUMSTANCES SHALL NOT BE DEEMED A WAIVER WITH RESPECT TO ANY OTHER FACTS OR CIRCUMSTANCES; AND EACH SUCH RIGHT SHALL BE DEEMED AN ONGOING RIGHT WHICH MAY BE ASSERTED AT ANY TIME AND FROM TIME TO TIME. ANY DETERMINATION BY THE COMPANY CONCERNING THE EVENTS DESCRIBED IN THIS SECTION 6 SHALL BE FINAL AND SHALL BE BINDING ON ALL PARTIES.

7. PRICE RANGE OF SHARES.

    The Shares are traded on the NASDAQ Stock Market under the symbol 'INHO.' The following table sets forth for the calendar periods indicated the high and low closing prices per Share for each of the following fiscal quarters:

                                                          HIGH       LOW
                                                          ----       ---
1998:
1st Quarter............................................  $14.318   $10.795
2nd Quarter............................................   16.477    11.705
3rd Quarter............................................   13.409    10.455
4th Quarter............................................   12.727    10.909

1999:
1st Quarter............................................  $12.955   $11.307
2nd Quarter............................................   11.477     9.773
3rd Quarter............................................   11.080    10.227
4th Quarter............................................   10.796     9.773

2000:
1st Quarter............................................  $12.614   $ 9.318
2nd Quarter............................................   11.932     9.091
3rd Quarter............................................   14.000     6.000
4th Quarter............................................   14.000    10.000

2001:
1st Quarter............................................  $14.500   $12.375
2nd Quarter............................................   15.000    13.000

    On July 13, 2001 the last full trading date below the Company's preliminary announcement of the Offer, the last reported sale price was $15.00 per Share. Shareholders are urged to obtain current market quotations for their Shares. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    As reported to the Company through July 13, 2001, the Company's directors and executive officers, together with Geneve Corporation, through certain of its subsidiaries, own approximately 61% of the Shares.

    Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 60 day period prior to the date hereof except as follows:

    Mr. David T. Kettig, Vice President and Secretary of the Company, exercised 3,000 Share Purchase Warrants on June 27, 2001 for $14.89 per Share and received 5,037 Shares. Mr. Allan C. Kirkman, director of the Company, exercised options to purchase 550 Shares on July 25, 2001 for $1.74 per Share. Mr. Harold E. Johnson, director of the Company, exercised options to purchase 1,100 Shares on July 7, 2001 for an average of $2.36 per Share. Mr. Robert Ross, director of the Company, through an entity controlled by him, purchased 193 Shares on May 29, 2001 for $14.50 per Share and exercised 13,000 Share Purchase Warrants on June 26, 2001 for $14.89 per Share and received 21,827 Shares. Mr. C. Winfield Swarr, Vice President of the Company, purchased 1,800 Shares on June 4, 2001 for $14.50 per Share.

    Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

9. SOURCE AND AMOUNT OF FUNDS.

    The aggregate cost of the Offer depends upon the number of Shares accepted for purchase by the Company. Assuming that the Company pays an aggregate Purchase Price of $1,675,000, pursuant to the terms and conditions of the Offer, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $1,725,000. It is anticipated that the Company will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash, cash equivalents and securities held for sale.

10. CERTAIN INFORMATION ABOUT THE COMPANY.

SUMMARY HISTORICAL FINANCIAL INFORMATION.

    The following table sets forth certain summary consolidated historical information of the Company and its subsidiaries. The historical financial information at and for the fiscal years ended December 31, 2000 and 1999 has been summarized from the Company's audited consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the '2000 10-K'). The historical financial information for each of the three months ended March 31, 2001 and 2000 has been summarized from the Company's unaudited condensed consolidated financial statements incorporated by reference in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 (the '2001 First Quarter 10-Q'). The following summary of historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes.

                          INDEPENDENCE HOLDING COMPANY
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                                  THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                                 ---------------------   ---------------------------
                                                 MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                   2001        2000          2000           1999
                                                   ----        ----          ----           ----
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Data:
    Total Revenues.............................  $ 37,537    $ 29,110      $130,417       $126,714
    Net income.................................     4,061       2,358        11,352         10,404
Per Share Data:
    Net income, basic..........................       .52         .30          1.44           1.30
    Net income, diluted........................       .51         .30          1.42           1.29
Balance Sheet Data:
    Total investments..........................   523,924     455,401       490,507        441,252
    Total assets...............................   730,685     693,976       724,628        678,351
Insurance policy benefits, claims and other
  policy liabilities...........................   521,249     506,297       526,192        509,258
Long-term debt.................................    15,000      15,000        15,000         15,000
Stockholders' equity...........................   132,042     107,383       126,533        103,551
Book value per share...........................     16.76       13.60         16.06          13.11
Ratio of earnings to fixed charges(1)..........     18.3x       10.8x         11.8x            36x

---------

(1) For purposes of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest. Beginning with the quarter ended June 30, 2001, the ratio of earnings to fixed charges will decrease to approximately 4x due to the amortization of long-term debt.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

    The following unaudited pro form condensed financial data gives effect to the purchase of Shares pursuant to the Offer, and the payment of related taxes, fees and expenses, based on the assumptions described in the accompanying 'Notes to Unaudited Pro Forma Condensed Financial Data.' The Unaudited Pro Forma Balance Sheet at March 31, 2001 gives effect to the repurchase of 100,000 Shares assuming a repurchase price of $16.75 per Share as if it had occurred on that date. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2000 gives effect to the repurchase of 100,000 Shares assuming a purchase price of $16.75 per Share as if it occurred on January 1, 2000. The Unaudited Pro Forma Statement of Operations for the three months ended
March 31, 2001 gives effect to the repurchase of 100,000 Shares assuming a purchase price of $16.75 per share as if it occurred on January 1, 2001. The unaudited pro forma adjustments are based upon available information and contain assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Financial Data does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer had been completed at the dates indicated. The Unaudited Pro Forma Condensed Financial Data should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 incorporated by reference and historical financial data included elsewhere in this Offer.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                            PRO FORMA      PRO
                                                              HISTORICAL   ADJUSTMENTS    FORMA
                                                              ----------   -----------    -----
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS AND RATIOS)
Revenues....................................................   $130,417       $(121)     $130,296
Operating Expenses..........................................    113,583                   113,583
                                                               --------       -----      --------
Income before income taxes..................................     16,834        (121)       16,713
Income tax..................................................      5,482         (42)        5,440
                                                               --------       -----      --------
Net income..................................................   $ 11,352       $ (79)     $ 11,273
                                                               --------       -----      --------
                                                               --------       -----      --------
Earnings per share:
    Basic...................................................   $   1.44                  $   1.45
    Diluted.................................................   $   1.42                  $   1.43
Average number of common shares outstanding:
    Basic...................................................      7,896        (100)        7,796
    Diluted.................................................      7,984        (100)        7,884
Ratio of earnings to fixed charges..........................      11.8x                     11.7x

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

    (a) Represents the adjustment to interest income related to the reduction in liquidity of $1,725,000 for the repurchase of Shares and related expenses. For purposes of the pro forma interest adjustment, an investment income yield of 7% was used for the period presented.

    (b) Reflects the income tax effect of the 'pro forma adjustments' utilizing the statutory rate of 35%.

    (c) Pro forma basic earnings per share is based on the weighted average number of Shares outstanding during 2000, decreased by the 100,000 Shares assumed purchased on January 1, 2000. Pro forma diluted earnings per share is based on the weighted average number of Shares outstanding during the period, adjusted for the dilutive effect of Shares issuable under outstanding stock options and decreased by the 100,000 Shares assumed purchased on January 1, 2000.

    (d) Assumes that 100,000 Shares are repurchased at the price of $16.75 per Share.

    (e) For purposes of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                            PRO FORMA      PRO
                                                              HISTORICAL   ADJUSTMENTS    FORMA
                                                              ----------   -----------    -----
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                     AMOUNTS AND RATIOS)
Revenues....................................................   $37,537        $ (30)     $37,507
Operating Expenses..........................................    31,181                    31,181
                                                               -------        -----      -------
Income before income taxes..................................     6,356          (30)       6,326
Income tax..................................................     2,295          (11)       2,284
                                                               -------        -----      -------
Net income..................................................   $ 4,061        $ (19)     $ 4,042
                                                               -------        -----      -------
                                                               -------        -----      -------
Earnings per share:
    Basic...................................................   $   .52                   $   .52
    Diluted.................................................   $   .51                   $   .51
Average number of common shares outstanding:
    Basic...................................................     7,878         (100)       7,778
    Diluted.................................................     8,002         (100)       7,902
Ratio of earnings to fixed charges..........................     18.3x                     18.3x

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

    (a) Represents the adjustment to interest income related to the reduction in liquidity of $1,725,000 for the repurchase of Shares and related expenses. For purposes of the pro forma interest adjustment, an investment income yield of 7% was used for the period presented.

    (b) Reflects the income tax effect of the 'pro forma adjustments' utilizing the statutory rate of 35%.

    (c) Pro forma basic earnings per share is based on the weighted average number of Shares outstanding during 2001, decreased by the 100,000 Shares assumed purchased on January 1, 2001. Pro forma diluted earnings per share is based on the weighted average number of Shares outstanding during the period, adjusted for the dilutive effect of Shares issuable under outstanding stock options and decreased by the 100,000 Shares assumed purchased on January 1, 2001.

    (d) Assumes that 100,000 Shares are repurchased at the price of $16.75 per Share.

    (e) For purposes of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consist of interest expense and one-third of rental expense, considered representative of that portion of rental expense estimated to be attributable to interest.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               AT MARCH 31, 2001

                                                                            PRO FORMA      PRO
                                                              HISTORICAL   ADJUSTMENTS    FORMA
                                                              ----------   -----------    -----
                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS AND RATIOS)
                           ASSETS
Cash and cash equivalents...................................   $  8,312      $(1,725)    $  6,587
Other assets................................................    722,373                   722,373
                                                               --------      -------     --------
    Total assets............................................   $730,685      $(1,725)    $728,960
                                                               --------      -------     --------
                                                               --------      -------     --------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities...........................................   $583,643                  $583,643
Long term debt..............................................     15,000                    15,000
Stockholders' equity........................................    132,042       (1,725)     130,317
                                                               --------      -------     --------
    Total liabilities and stockholders' equity..............   $730,685      $(1,725)    $728,960
                                                               --------      -------     --------
                                                               --------      -------     --------
Other Data:
    Book value per share....................................   $  16.76                  $  16.76
    Common Shares outstanding...............................      7,877         (100)       7,777

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

    (a) Assumes the purchase costs of $1,675,000 and assumed related transaction costs of $50,000 will be financed with current Company liquidity.

    (b) For purposes of calculating 'Book value per share,' the stockholders' equity was divided by Shares outstanding at the end of the period, including the presumed repurchase of 100,000 Shares at the price of $16.75 per share.

    ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission') relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed the Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, proxy statements, the registration statement related to this offering and other information filed by the Company may be inspected and copies at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or accessed electronically on the Commission's home page on the World Wide Web at HTTP://WWW.SEC.GOV.

    The Commission allows IHC to 'incorporate by reference' information to this Offer to Purchase. This means that IHC can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Offer to Purchase, except for any information that is superseded by information that is included directly to this document.

    This Offer to Purchase incorporates by reference the documents listed below that IHC has previously filed with the Commission. The documents contain important information about IHC and its financial condition.

IHC'S FILINGS WITH
THE COMMISSION                             PERIOD
--------------                             ------
Quarterly Report on Form 10-Q              Fiscal quarter ended March 31, 2001
Annual Report on Form 10-K                 Fiscal year ended December 31, 2000
Definitive Proxy Statement                 Dated April 30, 2001

    IHC incorporates by reference additional documents that it may file with the Commission between the date of this Offer to Purchase and the date the Offer proration period and withdrawal rights expire. Those documents may include periodic reports, such as Quarterly Reports on Form 10-Q, current reports on Form 8-K, and proxy statements.

    You can obtain any of the documents incorporated by reference in this document through IHC or from the Commission's website at the address described above. Documents incorporated by reference are available from IHC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from IHC Attn: Investor Relations at 96 Cummings Point Road, Stamford, Connecticut 06902, telephone (203) 358-8000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after receiving your request.

11. CERTAIN EFFECTS OF THE OFFER.

    Shareholders whose Shares are tendered and purchased will receive cash for their Shares at the Purchase Price and will avoid brokerage and similar commissions. However, such shareholders will not be able to share in the Company's future activities with respect to Shares purchased by the Company.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of shareholders. The Company cannot predict whether a reduction in the number of Shares that might otherwise trade publicly and in the number of Shareholders would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Purchase Price.

    The Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such shares. Based upon published guidelines of the NASDAQ National Market, IHC does not believe that its purchase of Shares pursuant to the Offer will cause IHC's remaining Shares to be delisted from the NASDAQ.

    The Shares are currently, and as a result of the Offer will continue to be, registered under the Exchange Act. In the event that at some time subsequent to the consummation of the Offer there are fewer than 300 holders of record, the Company may terminate such registration upon application to the Commission. The Company has no present intention of deregistering or delisting the Shares. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to shareholders. Termination of registration of the Shares would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable with respect to the Shares.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following discussion describes the principal United States federal income tax consequences to shareholders who exchange their Shares for cash pursuant to the terms of the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date of the Offer (the 'Code'), the Treasury regulations thereunder, judicial decisions and current administrative rulings and practices in effect on the date hereof. No ruling from the Internal Revenue Service ('IRS') with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

    An exchange of Shares for cash pursuant to the Offer will be a taxable event. Under the Code, a shareholder whose Shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted tax basis for his Shares redeemed, if one of the following tests is satisfied:

        (1) The exchange results in a 'complete termination' of such shareholder's stock interest under Code section 302(b)(3). This test will be satisfied if (a) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members and the shareholder effectively waives such constructive ownership under Code section 302(c).

        (2) The exchange results in a 'substantially disproportionate' redemption with respect to such shareholder under Code section 302(b)(2). This test will be satisfied if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the exchange is less than 80% of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

        (3) The exchange is 'not essentially equivalent to a dividend.' There is no numerical standard for this test. It is considered met if the distribution results in a 'meaningful reduction' in the shareholder's stock interest. Whether the receipt of cash by a shareholder will be 'not essentially equivalent to a dividend' will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a 'meaningful reduction.'

    Assuming the Shares are held as a capital asset, such recognized gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Shares exceeded one year. The tax rates for long-term capital gain are less than most of the tax rates for short-term capital gain. The tax consequences of the sale of different shares tendered by one shareholder, therefore, will be different if the shares have different tax basis or holding periods. Shareholders are encouraged to consult their tax advisors for help in determining which Shares to tender and the designation of the order in which their Shares are to be purchased.

    If a shareholder's exchange of Shares pursuant to the Offer does not satisfy one of the tests for sale treatment described above, the shareholder will be treated as having received a distribution from IHC equal to the amount of cash received by such shareholder. This distribution will be a dividend taxable as ordinary income to the shareholder to the extent of IHC's current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the amount of such distribution exceeds IHC's current and accumulated earnings and profits, the excess first would be treated as a return of capital that will reduce the shareholder's tax basis in the Shares exchanged in the Offer. Any remaining amount after the shareholder's basis has been reduced to zero will be taxable as capital gain. The shareholder's adjusted tax basis in its Shares exchanged in the Offer generally would be transferred to any Shares retained by the shareholder.

    THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION DOES NOT COVER ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MIGHT BE RELEVANT TO A PARTICULAR HOLDER THAT IS SUBJECT TO SPECIAL TREATMENT UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS, INCLUDING BUT NOT LIMITED TO RELATED PARTIES, FOREIGN PERSONS AND TAX-EXEMPT ORGANIZATIONS, AND IS BASED ON LAWS AND REGULATIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION OR ADMINISTRATIVE ACTION. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act.
Rule 13e-4(f)(2) requires that the Company permit Shares tendered pursuant to the Offer to be withdrawn (i) at any time during the period the Offer remains open and (ii) if not yet accepted for payment, after the expiration of forty business days from commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

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
    If the Company materially changes the terms of the Offer or the information concerning the Offer, or it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the Purchase Price or the aggregate Purchase Price to be paid by the Company and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

15. FEES AND EXPENSES.

    The Company has retained EquiServe as Depositary in connection with the Offer. The Depositary may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities law. The Depositary has not been retained to make solicitation or recommendations in connection with the Offer.

    No fees or commissions will be payable by IHC to any broker, dealer, commercial bank, trust company or other person (other than the Depositary as described above) for soliciting any Shares pursuant to the Offer. The Company will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal. The Company does not propose to employ, utilize or avail itself of the services of any of its officers, employees or corporate assets (other than the funds described in Section 9) in connection with the Offer, other than for preparation of the documents constituting the Offer, and tasks related to consummation thereof.

16. MISCELLANEOUS.

    The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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    FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER
OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW.

                        THE DEPOSITARY FOR THE OFFER IS:

                                   EQUISERVE

                         For Information By Telephone:
                                 (800) 736-3001

                  By Mail:                                Facsimile Transmission:
                  EquiServe                                   (781) 575-4826
           Attn: Corporate Actions              (for eligible guarantor institutions only)
               P.O. Box 43025                              Confirm by telephone:
            Boston, MA 02940-3025                             (781) 575-4816

                  By Hand:                        By Overnight Delivery or Express Mail:
  Securities Transfer & Reporting Services,                      EquiServe
                    Inc.                                  Attn: Corporate Actions
                c/o EquiServe                               40 Campanelli Drive
        100 Williams Street, Galleria                       Braintree, MA 02184
             New York, NY 10038

    ANY QUESTIONS OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE DEPOSITARY AT THE TELEPHONE NUMBER BELOW. YOU MAY ALSO CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK OR TRUST COMPANY FOR ASSISTANCE CONCERNING THE OFFER. TO CONFIRM DELIVERY OF YOUR SHARES, YOU ARE DIRECTED TO CONTACT THE DEPOSITARY.

                                   EQUISERVE
                                 (800) 736-3001